                                                                   EXHIBIT 11.1

                             AMERICA SERVICE GROUP

                                                          NINE MONTHS ENDED SEPTEMBER 30,  QUARTER ENDED SEPTEMBER 30,
                                                         --------------------------------  ---------------------------
                                                              1996           1995            1996             1995
                                                         -------------   ------------    -------------    ------------
Net income (loss) attributable to
common shares                                            $ (3,617,616)   $  1,003,051    $   1,262,044    $    326,433
                                                         ============    ============    =============    ============


Weighted average shares outstanding                         3,128,413       3,059,377        3,281,516       3,070,563

Common stock equivalents                                         --           254,965          235,210         278,245
                                                         ------------    ------------    -------------    ------------

Total weighted average common and
  common equivalent shares                                  3,128,413       3,314,342        3,516,726       3,348,808
                                                         ============    ============    =============    ============

Earnings per common and common and
  equivalent share                                       $      (1.16)   $       0.30    $        0.36    $       0.10
                                                         ============    ============    =============    ============